Exhibit 14.1

CODE OF ETHICS

I.	INTRODUCTION

Solar Capital Partners, LLC (the “Adviser”) seeks to foster and maintain a reputation for honesty, integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in Adviser are highly valued and must be protected. Adviser has adopted this Code of Ethics (the “Code”) in accordance with Rules 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-l under the Investment Company Act of 1940, as amended. The Code includes Adviser’s policy with respect to personal investment and trading and its insider trading policy and procedures. Solar Capital Ltd. and Solar Senior Capital Ltd. (collectively referred to as, the “BDC” or the “Fund”) have similarly and jointly adopted this Code of Ethics. Thus, this Code of Ethics is applicable to all employees of the Adviser and the Fund (collectively “Solar Capital”).

II.	DEFINITIONS

A. Access Person. The term “Access Person” means (i) any Supervised Person who (1) has access to nonpublic information regarding a Client’s purchase or sale of securities; (2) has access to nonpublic information regarding the portfolio holdings of any Reportable Fund; and/or (3) is involved in making securities recommendations to Clients or who has access to such recommendations that are nonpublic and (ii) all of the directors, officers, employees, members or partners of Solar Capital. By way of example, Access Persons include portfolio management personnel and service representatives who communicate investment advice to Clients. Administrative, technical, and clerical personnel may also be Access Persons if their functions or duties provide them with access to nonpublic information.

B. Advisers Act. The term “Advisers Act” means the Investment Advisers Act of 1940, as amended.

C. Automatic Investment Plan. An “Automatic Investment Plan” is a program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts according to a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

D. Beneficial Ownership. You will be considered to have “Beneficial Ownership” in a Security if: (i) you have a Pecuniary Interest in the Security; (ii) you have voting power with respect to the Security, meaning the power to vote or direct the voting of the Security; or (iii) you have the power to dispose, or direct the disposition of, the Security. If you have any question about whether an interest in a Security or an account constitutes Beneficial Ownership of that Security, you should contact a Compliance Officer.

E. Chief Compliance Officer. The “Chief Compliance Officer” is the Access Person designated respectively by Adviser and BDC for each entity respectively as such, as identified in Solar Capital’s Compliance Policies and Procedures Manual.

F. Client. The term “Client” means any investment entity or account advised or managed or subadvised by Adviser, including any pooled investment vehicle advised or subadvised by Adviser.

G. Commission. The term “Commission” means the United States Securities and Exchange Commission.

H. Compliance Officer. The term “Compliance Officer” shall mean an Access Person deemed by Solar Capital to be sufficiently experienced to perform senior-level compliance functions, and shall include the Chief Compliance Officer.

I. Exchange Act. The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

J. Federal Securities Laws. The term “Federal Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-

Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted under the Bank Secrecy Act by the Commission or the Department of the Treasury.

K. Immediate Family. The term “Immediate Family” includes a Supervised Person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

L. Index Securities. The term “Index Securities” means exchange-traded funds and derivatives based on broad-based indices.

M. Initial Public Offering. The term “Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

N. Investment Company Act. The term “Investment Company Act” means the Investment Company Act of 1940, as amended.

O. Non-Reportable Securities. The term “Non-Reportable Securities” means: (i) direct obligations of the U.S. Government; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds registered under the Investment Company Act, other than Reportable Funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

P. Pecuniary Interest. You will be considered to have a “Pecuniary Interest” in a Security if you, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Security. The term “Pecuniary Interest” is construed very broadly. The following examples illustrate this principle: (i) ordinarily, you will be deemed to have a “Pecuniary Interest” in all Securities owned by members of your Immediate Family who share the same household with you; (ii) if you are a general partner of a general or limited partnership, you will be deemed to have a “Pecuniary Interest” in all Securities held by the partnership; (iii) if you are a shareholder of a corporation or similar business entity, you will be deemed to have a “Pecuniary Interest” in all Securities held by the corporation if you are a controlling shareholder or have or share investment control over the corporation’s investment portfolio; (iv) if you have the right to acquire equity Securities through the exercise or conversion of a derivative Security, you will be deemed to have a Pecuniary Interest in the Securities, whether or not your right is presently exercisable; (v) if you are the sole member or a manager of a limited liability company, you will be deemed to have a Pecuniary Interest in the Securities held by the limited liability company; and (vi) ordinarily, if you are a trustee or beneficiary of a trust, where either you or members of your Immediate Family have a vested interest in the principal or income of the trust, you will be deemed to have a Pecuniary Interest in all Securities held by that trust. If you have any question about whether an interest in a Security or an account constitutes a Pecuniary Interest, you should contact the Chief Compliance Officer.

Q. Reportable Fund. The term “Reportable Fund” means (i) any fund for which Adviser serves as investment adviser; or (ii) any fund whose investment adviser or principal underwriter controls Adviser, is controlled by Adviser, or is under common control with Adviser. As used in this definition, the term control has the same meaning as it does in Section 2(a)(9) of the Investment Company Act.

R. Reportable Security. The term “Reportable Security” includes all Securities (including Index Securities) other than Non-Reportable Securities.

S. Restricted List. The “Restricted List” is a list maintained by the Chief Compliance Officer and will include the name of any company, whether or not a client of Adviser, as to which one or more individuals at Adviser has a fiduciary relationship or may have material information which has not been publicly disclosed. No Supervised Person may trade in Securities on the Restricted List, whether for his own account or for the account of a Client.

T. Securities Act. The term “Securities Act” means the Securities Act of 1933, as amended.

U. Security. The term “Security” has the same meaning as it has in section 202(a)(18) of the Advisers Act. For purposes of this Code, the following are Securities:

Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.

The following are not Securities:

Commodities, futures and options traded on a commodities exchange, including currency futures, except that (i) options on any group or index of Securities and (ii) futures on any group or narrow-based index of Securities are Securities.

You should note that “Security” includes a right to acquire a Security, as well as an interest in a collective investment vehicle (such as a limited partnership or limited liability company).

V. Supervised Person. The term “Supervised Person” means (i) any partner, member, officer or director of Solar Capital, or other person occupying a similar status or performing similar function; (ii) any employee of Solar Capital; (iii) any U.S. consultant who has been contracted by Solar Capital for more than ninety (90) days; and (iv)    any other person who provides advice on behalf of Solar Capital and is subject to Solar Capital’s supervision and control.

III.	PERSONAL INVESTMENT AND TRADING POLICY

A.	General Statement

Solar Capital is committed to maintaining the highest standard of business conduct.

Solar Capital and its Supervised Persons must not act or behave in any manner or engage in any activity that (1) involves or creates even the suspicion or appearance of the misuse of material, nonpublic information by Solar Capital or any Supervised Person or (2) gives rise to, or appears to give rise to, any breach of fiduciary duty owed to any Client or investor.

In addition, the Federal Securities Laws require that investment advisers maintain a record of every transaction in any Security, with certain exceptions, as described below, in which any Access Person acquires or disposes of Beneficial Ownership where the Security is or was held in an account over which the Access Person has direct or indirect influence or control. Given the current size of its operations, Solar Capital has chosen to require reporting of transactions, as well as pre-approval of certain transactions, for all Supervised Persons, rather than only Access Persons.

Solar Capital has developed the following policies and procedures relating to personal trading in Securities and the reporting of such personal trading in Securities in order to ensure that each Supervised Person satisfies the requirements of this Code.

B.	Requirements of this Code

1.	Duty to Comply with Applicable Laws.

All Supervised Persons are required to comply with the Federal Securities Laws, the fiduciary duty owed by Adviser to its Clients, as applicable, and this Code.

2.	Duty to Report Violations.

Each Supervised Person is required by law to promptly notify the Chief Compliance Officer or designee in the event he or she knows or has reason to believe that he or she or any other Supervised Person has violated any provision of this Code. If a Supervised Person knows or has reason to believe that the Chief Compliance Officer has violated any provision of this Code, the Supervised Person must promptly notify the Chief Financial Officer and is not required to notify the Chief Compliance Officer.

Solar Capital is committed to fostering a culture of compliance. Solar Capital therefore urges you to contact the Chief Compliance Officer or designee if you have any questions regarding compliance. You will not be penalized and your status at Solar Capital will not be jeopardized by communicating with the Chief Compliance Officer. Reports of violations or a suspected violations also may be submitted anonymously to the Chief Compliance Officer or designee. Any retaliatory action taken against any person who in good faith reports a violation or a suspected violation of this Code is itself a violation of this Code and cause for appropriate corrective action, including dismissal.

3.	Duty to Provide Copy of the Code of Ethics and Related Certification.

Solar Capital will provide all Supervised Persons with a copy of this Code and all subsequent amendments. By law, all Supervised Persons must in turn provide written acknowledgement to the Chief Compliance Officer or designee of their initial receipt and review of this Code, their annual review of this Code and their receipt and review of any subsequent amendments to this Code.

C.	Restrictions on Supervised Persons Trading in Securities

1.	General Statement.

No Supervised Person may engage in a transaction in a Security, which includes an interest in a collective investment vehicle, that is also the subject of a transaction by a Client if the Supervised Person’s transaction would disadvantage or appear to disadvantage the Client or if the Supervised Person would profit from or appear to profit from the transaction, whether or not at the expense of the Client. The following specific restrictions apply to all trading activity by Supervised Persons:

(a) No Supervised Person may engage in any purchases of a Reportable Security other than an Index Security. Any transaction in an Index Security will be permitted only in compliance with the reporting requirements of this Code. Sales of Reportable Securities other than Index Securities will be permitted only in compliance with the reporting and preclearance requirements of this Code.

(b) Any transaction in a Security in anticipation of an order from or on behalf of a Client, also known as “front running,” is prohibited.

(c) Any transaction in a Security included on the Restricted List of issuers maintained by Solar Capital is prohibited. The Restricted List is maintained by the Chief Compliance Officer and his or her designees. The Chief Compliance Officer or such other Compliance Officer as may be designated shall be responsible for: (i) determining whether any security identified by a Supervised Person should be included on the Restricted List; (ii) determining when securities should be removed from the Restricted List; and (iii) ensuring that securities are added to and removed from the Restricted List, as appropriate. The Restricted List shall be reviewed by the Chief Compliance Officer or designee at least quarterly.

(d) Any transaction in a Security which the Supervised Person knows or has reason to believe is being purchased or sold, or is being considered for purchase or sale, by or on behalf of a Client is prohibited until the Client’s transaction has been completed or consideration of the transaction is abandoned. A Security is “being considered for purchase or sale” the earlier of when a recommendation to purchase or sell has been made and communicated or the Security is placed on Adviser’s research project lists and, with respect to the person making the recommendation, when the person seriously considers making such a recommendation.

(e) Any transaction in a Security during the period which begins three days before and ends three days after any Client has traded in that Security is prohibited, unless approved by a Compliance Officer.

(f) Any transaction in a Security on the same day in which any Client has a pending or actual transaction is prohibited, unless approved by a Compliance Officer.

(g) Personal account trading must be done on the Supervised Person’s own time without placing undue burden on Solar Capital’s time.

(h) No trades should be undertaken which are beyond the financial resources of the Supervised Person.

(i) Except in extraordinary circumstances, no transaction will be permitted if the Securities purchased are expected to have less than a thirty-day holding period or if they are seen as presently or potentially part of a Client strategy.

(j) There is a presumption that a Supervised Person can exert some measure of influence or control over accounts held by members of such person’s Immediate Family sharing the same household. Therefore, transactions by immediate family sharing the same household are subject to the policies herein. A Supervised Person may rebut this presumption by presenting convincing evidence, in writing, to the Chief Compliance Officer and request an exemption to the policies herein. All exemptions must be approved by the Chief Compliance Officer, in writing.

2. All Sales of Reportable Securities, other than (i) Exempt Transactions described below in Section 4 or (ii) sales of Index Securities, must be pre-cleared by the Compliance Office under Section 5(b) below.

3. Use of Broker-Dealers and Brokerage Accounts.

(a) You may not engage, and you may not permit any other person or entity to engage, in any purchase or sale of publicly traded Reportable Securities of which you have, or by reason of the transaction will acquire, Beneficial Ownership, except through a registered broker-dealer or registered investment advisor.

(b) You must provide written notice to a Compliance Officer of your opening of an account with a bank, advisor or broker through which you have the ability to purchase or sell Securities promptly after opening the account, and in any event before the first order for the purchase or sale of a Security is placed in the account. A Compliance Officer will then ask you to complete and sign a written notice to the broker or bank, (the forms of which are attached as Appendix IV and Appendix V hereto) which discloses your affiliation with Adviser and request that copies of trade confirmations and statements be sent to the Chief Compliance Officer. A Compliance Officer will execute this notice on behalf of Solar Capital and transmit it to the broker.

4. The following are Exempt Transactions that do not require preclearance by a Compliance Officer:

(a) Any transaction in Securities in an account over which a Supervised Person does not have any direct or indirect influence or control (such as a fully discretionary managed account through a registered investment advisor).

(b) Purchases of Securities under Automatic Investment Plans (such as an employee sponsored 401K).

(c) Purchases of Securities by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities for which a Supervised Person has Beneficial Ownership.

(d) Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities for which a Supervised Person has Beneficial Ownership.

(e) Such other classes of transactions as may be exempted from time to time by the Chief Compliance Officer based upon a determination that the transactions are unlikely to violate Rule 204A-1 under the Advisers Act.

(f) Such other specific transactions as may be exempted from time to time by the Chief Compliance Officer.

5. Preclearance and Verification Procedures.

The following procedures shall govern all sales of Securities in which a Supervised Person has Beneficial Ownership (“Supervised Person Sales”) and which are subject to preclearance by a Compliance Officer.

(a) Supervised Person Sales Subject to Preclearance.

A Supervised Person Sale may be disapproved if it is determined by the Chief Compliance Officer or designee that the Supervised Person is unfairly benefiting from, or that the transaction is in conflict with, or appears to be in conflict with, any Client Transaction (as defined below) any of the above-described trading restrictions, or this Code. “Client Transactions” include transactions for any Client or any other account managed or advised by any Supervised Person for a fee.

The determination that a Supervised Person may unfairly benefit from, or that a Supervised Person Sale may conflict with or appears to be in conflict with, a Client Transaction will be subjective and individualized, and may include questions about the timely and adequate dissemination of information, availability of bids and offers, and other factors deemed pertinent for that transaction or series of transactions. It is possible that a disapproval of a Supervised Person Sale could be costly to a Supervised Person or members of a Supervised Person’s family; therefore, each Supervised Person should take great care to adhere to Solar Capital’s trading restrictions and avoid conflicts of interest or the appearance of conflicts of interest.

Any disapproval of a Supervised Person Sale shall be in writing. A Supervised Person may appeal any such disapproval by written notice to the Chief Financial Officer within two business days after receipt of notice of disapproval. The appeal must be resolved promptly by the Chief Financial Officer.

(b) Procedures for Preclearance of Supervised Person Sales.

(i) Supervised Person Sales through Brokers or Banks. Supervised Person Sales through brokers or banks are not permitted except through an account for which the Supervised Person has provided written notice to Adviser, and completed and signed a notice to the broker or bank to be sent by Adviser, in accordance with Section III.C.3(b).

To seek approval of a Supervised Person Sale, the Supervised Person must submit a request, to the Compliance Officer prior to executing each transaction through the broker or bank. The Compliance Officer will notify a Supervised Person within two business days of any conflict and will advise whether the Supervised Person Sale has been cleared.

(ii) Other Transactions. All other Supervised Person Sales must be cleared in writing by the Compliance Officer prior to the Supervised Person’s entering into the transaction. If a Supervised Person wishes to engage in such a transaction, he or she must submit a request to the Compliance Officer. The Compliance Officer will notify the Supervised Person within five business days of any conflict and will advise whether the Supervised Person Sale has been cleared.

IV.	REPORTING

A.	Reports About Securities Holdings and Transactions

Supervised Persons must submit to the Chief Compliance Officer or designee periodic written reports about their Securities holdings, transactions, and accounts, and the Securities of other persons if the Supervised Person has Beneficial Ownership of such Securities and the accounts of other persons if the Supervised Person has direct or indirect influence or control over such accounts. The obligation to submit these reports and the content of these reports are governed by the Federal Securities Laws. The reports are intended to identify conflicts of interest that could arise when a Supervised Person invests in a Security or holds accounts that permit these investments, and to promote compliance with this Code. Adviser is sensitive to privacy concerns and will try not to disclose your reports to anyone unnecessarily. Report forms are attached.

Failure to file a timely, accurate, and complete report is a serious breach of Commission rules and this Code. If a Supervised Person is late in filing a report, or files a report that is misleading or incomplete, the Supervised Person may face sanctions including identification by name to the Chief Compliance Officer, withholding of salary or bonuses, or termination of employment.

1. Initial Disclosure Reports: Within ten days after you become a Supervised Person, you must submit to the Chief Compliance Officer or designee a securities accounts report (a form of which is attached as Appendix II thereto) and private investments report (a form of which is attached as Appendix VI thereto) based on information that is current as of a date not more than 45 days prior to the date you become a Supervised Person.

(a) The Initial Report of Securities Accounts contains the following:

(i) The name/title and type of Security, and, as applicable, the exchange ticker symbol or CUSIP number, the number of equity shares and principal amount of each Reportable Security for which you had Beneficial Ownership. You may provide this information by referring to attached copies of broker transaction confirmations or account statements from the applicable recordkeepers that contain the information.

(ii) The name and address of any broker, dealer, or bank or other institution (such as a general partner of a limited partnership, or transfer agent of a company) that maintained any account holding any Securities for which you have Beneficial Ownership, and the account numbers and names of the persons for whom the accounts are held.

(iii) An executed statement (and a letter or other evidence) pursuant to which you have instructed each broker, dealer, bank, or other institution to provide duplicate account statements and confirmations of all Securities transactions, unless Adviser indicates that the information is otherwise available to it. The form of this statement is attached as Appendix IV (for personal accounts) and Appendix V (for related accounts) hereto.

(iv) The date you submitted the report.

(b) The Initial Report of Private Investments contains the following:

(i) A description of all private investments for which you have a Beneficial Ownership, the principal amount of those private investments, the approximate dates of acquisition, and whether the private investments involve or are associated with companies that have publicly traded debt or equity.

(ii) The date you submitted the report.

2. Quarterly Transaction Report: Unless, as noted below, the Chief Compliance Officer already receives trade confirmations or account statements for all of your transactions in Reportable Securities, within 30 days after the end of each calendar quarter, you, as a Supervised Person, must submit to the Chief Compliance Officer or designee a transaction report, a form of which is attached as Appendix III hereto, that contains:

(a) With respect to any transaction during the quarter in any Reportable Security in which you had, or as a result of the transaction acquired, Beneficial Ownership of the Reportable Security:

(i) The date of the transaction, the name/title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of equity shares of, or the principal amount of debt represented by, and principal amount of each Reportable Security involved;

(ii) The nature of the transaction, i.e., purchase, sale or other type of acquisition or disposition;

(iii) The price at which the transaction in the Reportable Security was effected;

(iv) The name of the broker, dealer, bank, or other institution with or through which the transaction was effected.

(b) The name and address of any broker, dealer, bank, or other institution, such as a general partner of a limited partnership, or transfer agent of a company, that maintained any account in which any Securities were held during the quarter of which you have Beneficial Ownership, the account numbers and names of the persons for whom the accounts were held, and the date when each account was established.

(c) An executed statement, and a letter or other evidence, pursuant to which you have instructed each broker, dealer, bank, or other institution that has established a new account over which you have direct or indirect influence or control during the past quarter to provide duplicate account statements and confirmations of all Securities transactions to Solar Capital, unless Solar Capital indicates that the information is otherwise available to it. The form of this statement is attached as Appendix IV and Appendix V hereto.

(d) The date that you submitted the report.

***You need not submit a quarterly transaction report to the Chief Compliance Officer or designee if it would duplicate information contained in trade confirmations or account statements already received by the Chief Compliance Officer or designee, provided that those trade confirmations or statements are received not later than 30 days after the close of the calendar quarter in which the transaction takes place. ***

3. Annual Employee Certification: You must, no later than February 15 of each year, submit to the Chief Compliance Officer or designee an Annual Employee Certification, that is current as of a date no earlier than December 31 of the prior calendar year (the “Annual Report Date”) and that contains:

(a) The name and address of any broker, dealer, investment advisor or bank or other institution, such as a general partner of a limited partnership, or transfer agent of a company, that maintained any account holding any Securities for which you have Beneficial Ownership on the Annual Report Date, the account numbers and names of the persons for whom the accounts are held, and the date when each account was established; this information may be provided through copies of statements of each such account.

(b) A description of any private investments for which you have a Beneficial Ownership on the Annual Report Date, the principal amount of the investment, the approximate date of the acquisition, and whether the private investment involves or is associated with a company that has publicly trade debt or equity.

(c) The date that you submitted the report.

Exception to requirement to list transactions or holdings subject to IV.2 and IV.3(a) above: You are not required to submit (i) holdings or transactions reports for any account over which you had no direct or indirect influence or control (such as a fully discretionary managed account through a registered investment advisor) or (ii) transaction reports with respect to transactions effected pursuant to an Automatic Investment Plan, unless requested by Solar Capital. You must still identify the existence of the account in your list of accounts. Transactions that override pre-set schedules or allocations of an automatic investment plan or trades that are directed by you in a fully discretionary managed account, however, must be included in a quarterly transaction report.

In order to take advantage of part (i) of the exception (accounts over which you had no direct or indirect influence or control), Access Persons must provide;

•	Information about a trustee or third–party manager’s relationship to the access person (i.e., independent professional versus friend or relative; unaffiliated versus affiliated firm);

•	periodic certifications regarding the access persons’ influence or control over trusts or accounts (or obtain the certification from the third party manager or trustee when requested);

•	when requested, reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to the adviser’s code of ethics, absent reliance on the reporting exemption.

4. Please ask the Chief Compliance Officer if you have questions about the above-described disclosure and transaction reporting requirements.

B.	Review of Reports and Other Documents

The Chief Compliance Officer or a designee of the Chief Compliance Officer will review each report submitted by Supervised Persons, and each account statement or confirmation from institutions that maintain their accounts, as promptly as practicable. In any event all Initial Disclosure Reports will be reviewed within 20 business days of receipt, and the review of all timely-submitted Quarterly Transaction Reports will be completed by the end of the quarter in which received. As part of his or her review, the Chief Compliance Officer or his or her designee will confirm that all necessary pre-approvals have been obtained. To ensure adequate scrutiny, documents concerning a member of the Compliance Office will be reviewed by a different member of the Compliance Office, or if there is only one member of the Compliance Office, by the Chief Financial Officer.

A report documenting the above review and any exceptions noted will be prepared by the Chief Compliance Officer and circulated to Solar Capital’s Management Committee within 60 days of the end of the quarter in which the reports were received.

Review of submitted holding and transaction reports will include not only an assessment of whether the Supervised Person followed all required procedures of this Code, such as preclearance, but may also: compare the personal trading to any restricted lists; assess whether the Supervised Person is trading for his or her own account in the same securities he or she is trading for Clients, and, if so, whether the Clients are receiving terms as favorable as the Supervised Person receives; periodically analyze the Supervised Person’s trading for patterns that may indicate abuse, including market timing; investigate any substantial disparities between the quality of performance the Supervised Person achieves for his or her own account and that he or she achieves for Clients; and investigate any substantial disparities between the percentage of trades that are profitable when the Supervised Person trades for his or her own account and the percentage that are profitable when he or she places trades for Clients.

V.	POLICY ON GIFTS

Gifts. A Supervised Person is prohibited from improperly using his or her position to obtain an item of value from any person or company that does business with Solar Capital. Supervised Persons must report to the Compliance Officer receipt of any gift greater than $300 in value from any person or company that does business with Solar. Unsolicited business entertainment, including meals or tickets to cultural and sporting events do not need to be reported if: a) they are not so frequent or of such high value as to raise a question of impropriety and b) the person providing the entertainment is present at the event.

Regardless of dollar value, Supervised Persons may not give a gift or provide entertainment that is inappropriate under the circumstances, or inconsistent with applicable law or regulations, to persons associated with securities or financial organizations, exchanges, member firms, commodity firms, news media, or Clients. Persons must obtain clearance from the CEO or COO and the CCO prior giving any gift greater than $300 in value to any person or company that does business with Solar.

Supervised Persons should not give or receive gifts or entertainment that would be embarrassing to themselves or to Solar Capital if made public.

VI.	COMPLIANCE

A.	Certificate of Receipt

Supervised Persons are required to acknowledge receipt of the Compliance Manual and, therefore, your copy of this Code and that you have read and understood the Compliance Manual. A form for this purpose is attached to this Code as Appendix I.

B.	Annual Certificate of Compliance

Supervised Persons are required to certify upon becoming a Supervised Person or the effective date of this Code, whichever occurs later, and annually thereafter, that you have read and understand this Code and recognize that you are subject to this Code. Each annual certificate will also state that you have complied with all of the requirements of this Code during the prior year.

C.	Remedial Actions

If you violate this Code, including filing a late, inaccurate or incomplete holdings or transaction report, you will be subject to remedial actions, which may include, but are not limited to, any one or more of the following: (1) a warning; (2) disgorgement of profits; (3) imposition of a fine, which may be substantial; (4) demotion, which may be substantial; (5) suspension of employment, with or without pay; (6) termination of employment; or (7) referral to civil or governmental authorities for possible civil or criminal prosecution. If you are normally eligible for a discretionary bonus, any violation of the Code may also reduce or eliminate the discretionary portion of your bonus.

VII.	RETENTION OF RECORDS

The Chief Compliance Officer will maintain, for a period of five years unless specified in further detail below, the records listed below. The records will be maintained at the Firm’s principal place of business for at least two years and in an easily accessible, but secured, place for the entire five years.

A. A record of the names of persons who are currently, or within the past five years were, Access Persons of Adviser.

B. The Annual Certificate of Compliance signed by all persons subject to this Code acknowledging receipt of copies of the Code and acknowledging they are subject to it and will comply with its terms. All Annual Certificates of each Supervised Person must be kept for five years after the individual ceases to be a Supervised Person.

C. A copy of each Code that has been in effect at any time during the five-year period.

D. A copy of each report made by a Supervised Person pursuant to this Code, including any broker trade confirmations or account statements that were submitted in lieu of the persons’ quarterly transaction reports.

E. A record of all known violations of the Code and of any actions taken as a result thereof, regardless of when the violations were committed.

F. A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by Supervised Persons, for at least five years after the end of the fiscal year in which the approval is granted.

G. A record of all reports made by the Chief Compliance Officer related to this Code.

VIII.	NOTICES.

For purposes of this Code, all notices, reports, requests for clearance, questions, contacts, or other communications to the Chief Compliance Officer or the Chief Financial Officer will be considered delivered if given to the Chief Compliance Officer or the Chief Financial Officer, respectively.

IX.	REVIEW.

This Code will be reviewed by the Chief Compliance Officer on an annual basis to ensure that it is meeting its objectives, is functioning fairly and effectively, and is not unduly burdensome to Adviser or Supervised Persons. Supervised Persons are encouraged to contact the Chief Compliance Officer with any comments, questions or suggestions regarding implementation or improvement of the Code.

Appendix I

SOLAR CAPITAL

ACKNOWLEDGMENT AND CERTIFICATION

SOLAR SENIOR CAPITAL

COMPLIANCE POLICIES AND PROCEDURES MANUAL

I hereby certify to Solar Capital that:

(1) I have received and reviewed Solar Capital’s Compliance Policies and Procedures Manual (the “Compliance Manual”);

(2) To the extent I had questions regarding any policy or procedure contained in the Compliance Manual, I received satisfactory answers to those questions from appropriate Solar Capital personnel;

(3) I fully understand the policies and procedures contained in the Compliance Manual;

(4) I understand and acknowledge that I am subject to the Compliance Manual;

(5) I will comply with the policies and procedures contained in the Compliance Manual at all times during my association with Solar Capital, and agree that the Compliance Manual may, under certain circumstances, continue to apply to me subsequent to the termination of my association with Solar Capital.

(6) I understand and acknowledge that if I violate any provision of the Compliance Manual, I will be subject to remedial actions, which may include, but are not limited to, any one or more of the following: (a) a warning; (b) disgorgement of profits; (c) imposition of a fine, which may be substantial; (d) demotion, which may be substantial; (e) suspension of employment, with or without pay; (f) termination of employment; or (g) referral to civil or governmental authorities for possible civil or criminal prosecution. I further understand that, to the extent I would otherwise be eligible for a discretionary bonus, if I violate the Compliance Manual this may reduce or eliminate the discretionary portion of my bonus.

Date:
Signature

Print Name

I-1

Appendix II

SOLAR CAPITAL

INITIAL REPORT OF SECURITIES ACCOUNTS

In accordance with Solar Capital’s policies and procedures, please indicate whether you maintain securities accounts over which you have influence or control and/or in which any securities are held for which you have Beneficial Ownership1 (“Securities Accounts”). Securities Accounts include accounts of any kind held at a broker, bank, investment advisor, or money manager.

☐	I do maintain Securities Accounts.

☐	I do not maintain Securities Accounts.

If you indicated above that you do maintain Securities Accounts, please (1) complete the Personal Trading Account and/or Related Trading Account letters of direction (enclosed), (2) provide the information in the following table (use additional paper if necessary), and (3) attach a copy of the most recent account statement listing holdings for each account identified below:

Account Name	Broker/Institution Name	Account Number	Broker/Institution’s Address	Is this account managed by a 3rd party (such as an investment advisor) on a fully discretionary basis in which you do not direct any transactions? (Yes/No)

I certify that this form is accurate and complete, and I have attached statements (if any) for all of my Securities Accounts.

Signature

Date	Print Name

[1]	You will be considered to have “Beneficial Ownership” in a Security if: (i) you have a Pecuniary Interest in the Security; (ii) you have voting power with respect to the Security, meaning the power to vote or direct the voting of the Security; or (iii) you have the power to dispose, or direct the disposition of, the Security. You will be considered to have a “Pecuniary Interest” in a security if you, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. The term “Pecuniary Interest” is construed very broadly. The following examples illustrate this principle: (i) ordinarily, you will be deemed to have a “Pecuniary Interest” in all Securities owned by members of your Immediate Family who share the same household with you; (ii) if you are a general partner of a general or limited partnership, you will be deemed to have a “Pecuniary Interest” in all Securities held by the partnership; (iii) if you are a shareholder of a corporation or similar business entity, you will be deemed to have a “Pecuniary Interest” in all Securities held by the corporation if you are a controlling shareholder or have or share investment control over the corporation’s investment portfolio; (iv) if you have the right to acquire equity Securities through the exercise or conversion of a derivative Security, you will be deemed to have a Pecuniary Interest in the Securities, whether or not your right is presently exercisable; (v) if you are the sole member or a manager of a limited liability company, you will be deemed to have a Pecuniary Interest in the Securities held by the limited liability company; and (vi) ordinarily, if you are a trustee or beneficiary of a trust, where either you or members of your Immediate Family have a vested interest in the principal or income of the trust, you will be deemed to have a Pecuniary Interest in all Securities held by that trust.

II-1

Appendix III

SOLAR CAPITAL

QUARTERLY BROKERAGE ACCOUNT

AND NON-BROKER TRANSACTION REPORT

Notes:

1. Capitalized terms not defined in this report are defined in the Code of Ethics of Solar Capital (the “Code”).

2. You must cause each broker-dealer that maintains an account over which you have influence or control and holds Securities for which you have Beneficial Ownership to provide to the Chief Compliance Officer, on a timely basis, duplicate copies of confirmations of all transactions in the account and duplicate statements for the account and you must report to the Chief Compliance Officer, within 30 days of the end of each calendar quarter, all transactions effected without the use of a registered broker-dealer in Securities, other than transactions in Non-Reportable Securities.

The undersigned has requested that you receive duplicate statements and confirmations on his or her behalf from the following brokers:

Name	Broker	Account Number	Date	Date Account Opened

The following are Securities transactions that have not been reported and/or executed through a broker-dealer, i.e. during the previous calendar quarter.

Date	Buy/Sell	Security Name	Amount	Price	Broker/Issuer

By signing this document, I am certifying that I have caused duplicate confirmations and duplicate statements to be sent to the Chief Compliance Officer of Solar Capital for every brokerage account that trades in Securities.

Date	Signature

III-1

1.	Transactions required to be reported. You should report every transaction in which you acquired or disposed of any Security in which you had a Pecuniary Interest during the calendar quarter. The term “beneficial ownership” is the subject of a long history of opinions and releases issued by the Securities and Exchange Commission and generally means that you would receive the benefits of owning a Security. The term includes, but is not limited to the following cases and any other examples in the Code:

(A)	Where the Security is held for your benefit by others, such as brokers, custodians, banks and pledgees;

(B)	Where the Security is held for the benefit of members of your Immediate Family sharing the same household;

(C)	Where Securities are held by a corporation, partnership, limited liability company, investment club or other entity in which you have an equity interest if you are a controlling equityholder or you have or share investment control over the Securities held by the entity;

(D)	Where Securities are held in a trust for which you are a trustee and under which either you or any member of your Immediate Family have a vested interest in the principal or income; and

(E)	Where Securities are held in a trust for which you are the settlor, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

Notwithstanding the foregoing, the following transactions are not required to be reported:

(A)	Transactions in Securities which are direct obligations of the United States;

(B)	Transactions effected in any account over which you have no direct or indirect influence or control; or

(C)	Shares of registered open-end investment companies.

2.	Security Name. State the name of the issuer and the class of the Security, e.g., common stock, preferred stock or designated issue of debt securities, including the interest rate, principal amount and maturity date, if applicable. In the case of the acquisition or disposition of a futures contract, put, call option or other right, referred to as “options,” state the title of the Security subject to the option and the expiration date of the option.

3.	Futures Transactions. Please remember that duplicates of all Confirmations, Purchase and Sale Reports, and month-end Statements must be sent to Adviser by your broker. Please double check to be sure this occurs if you report a future transaction.

4.	Transaction Date. In the case of a market transaction, state the trade date, not the settlement date.

5.	Nature of Transaction (Buy or Sale). State the character of the transaction, e.g., purchase or sale of Security, purchase or sale of option, or exercise of option.

6.	Amount of Security Involved (No. of Shares). State the number of shares of stock, the face amount of debt Securities or other units of other Securities. For options, state the amount of Securities subject to the option. If your ownership interest was through a spouse, relative or other natural person or through a partnership, trust, other entity, state the entire amount of Securities involved in the transaction. In such cases, you may also indicate, if you wish, the extent of your interest in the transaction.

7.	Purchase or Sale Price. State the purchase or sale price per share or other unit, exclusive of brokerage commissions or other costs of execution. In the case of an option, state the price at which it is currently exercisable. No price need be reported for transactions not involving cash.

8.	Broker, Dealer or Bank Effecting Transaction. State the name of the broker, dealer or bank with or through whom the transaction was effected.

9.	Signature. Sign the form in the space provided.

10.	Filing of Report. This report should be filed NO LATER THAN 30 CALENDAR DAYS following the end of each calendar quarter.

III-2

Appendix IV

SOLAR CAPITAL

PERSONAL TRADING ACCOUNT

LETTER OF DIRECTION

To Whom This May Concern:

I,                                                           (print name), currently maintain an investment account with your institution, and hereby request that duplicate trade confirmations and monthly account statements be disseminated to my employer, Solar Capital, at the following address:

Attn: Chief Compliance Officer

Solar Capital

500 Park Avenue, 5th Floor

New York, NY 10022

If you should have any questions, please do not hesitate to contact me. Thank you for your cooperation.

Sincerely,

NAME:

DATE:

PHONE:

IV-1

Appendix V

SOLAR CAPITAL

RELATED TRADING ACCOUNT

LETTER OF DIRECTION

To Whom This May Concern:

I,                                                           (print your name), currently maintain an investment account with your institution. Due to my relationship with                                                           (print employee’s name), who is an employee of Solar Capital, I hereby request that duplicate trade confirmations and monthly account statements be disseminated to the following address:

Attn: Chief Compliance Officer

Solar Capital

500 Park Avenue, 5th Floor

New York, NY 10022

If you should have any questions, please do not hesitate to contact me. Thank you for your cooperation.

Sincerely,

NAME:

DATE:

PHONE:

V-1

Appendix VI

SOLAR CAPITAL

INITIAL REPORT OF PRIVATE INVESTMENTS

In accordance with Solar Capital policies and procedures, please indicate whether you maintain private investments over which you have influence or control and in which any private investments are held for which you have a Beneficial Ownership.1 The term private investment is typically defined as an intangible investment and is very broadly construed by Solar Capital. Examples of private investments may include equity in a business or company, a loan to a business or company, an investment in a hedge fund or limited partnership, or securities held in your home or in a safe deposit box. Examples of investments that generally are not considered private investments are your primary residence, vacation home, automobiles, artwork, jewelry, antiques, stamps, and coins.

☐	I do maintain private investments.

☐	I do not maintain private investments.

If you indicated above that you do maintain private investments, please provide the information in the following table (use additional paper if necessary):

Description of Private Investment	Value of Private Investment	Approximate Acquisition Date	Does the private investment involve a company that has publicly traded debt or equity? (Yes/No)

I certify that this form and any attachments are accurate and complete and constitute all of my private investments.

Signature

Date	Print Name

[1]	You will be considered to have “Beneficial Ownership” in an investment if: (i) you have a Pecuniary Interest in the investment; (ii) you have voting power with respect to the investment, meaning the power to vote or direct the voting of the investment; or (iii) you have the power to dispose, or direct the disposition of, the investment. You will be considered to have a “Pecuniary Interest” in an investment if you, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the investment. The term “Pecuniary Interest” is construed very broadly. The following examples illustrate this principle: (i) ordinarily, you will be deemed to have a “Pecuniary Interest” in all investments owned by members of your Immediate Family who share the same household with you; (ii) if you are a general partner of a general or limited partnership, you will be deemed to have a “Pecuniary Interest” in all investments held by the partnership; (iii) if you are a shareholder of a corporation or similar business entity, you will be deemed to have a “Pecuniary Interest” in all investments held by the corporation if you are a controlling shareholder or have or share investment control over the corporation’s investment portfolio; (iv) if you have the right to acquire equity security through the exercise or conversion of a derivative investment, you will be deemed to have a Pecuniary Interest in the investment, whether or not your right is presently exercisable; (v) if you are the sole member or a manager of a limited liability company, you will be deemed to have a Pecuniary Interest in the investments held by the limited liability company; and (vi) ordinarily, if you are a trustee or beneficiary of a trust, where either you or members of your Immediate Family have a vested interest in the principal or income of the trust, you will be deemed to have a Pecuniary Interest in all investments held by that trust.

Appendix VII

SOLAR CAPITAL

INITIAL REPORT OF OUTSIDE BUSINESS ACTIVITIES

In accordance with Solar Capital policies and procedures, please indicate whether you engage in any outside business activities. Outside business activities include, but are not limited to, serving as owner, partner, trustee, officer, director, finder, referrer, or employee of another business organization for compensation, or any activity for compensation outside my usual responsibilities at Solar Capital.1

☐	I do engage in outside business activities

☐	I do not engage in any outside business activities

If you indicated above that you do engage in outside business activities, please complete the following table (use additional paper if necessary):

Name of Business Entity	Summary of Outside Business Activity	Summary of Compensation	Is the Business Entity Related to a Publicly Traded Company? (Yes/No)

I certify that this form and any attachments are accurate and complete and constitute all of my outside business activities.

Signature

Date	Print Name

[1]	Compensation includes salaries, director’s fees, referral fees, stock options, finder’s fees, and anything of present or future value.

INSIDER TRADING POLICIES AND PROCEDURES

I.	BACKGROUND

All personal securities trades are subject to these Insider Trading Policies and Procedures. However, compliance with the trading restrictions imposed by these procedures by no means assures full compliance with the prohibition on trading while in the possession of inside information, as defined in these procedures.

Insider trading — trading Securities while in possession of material, nonpublic information or improperly communicating such information to others — may expose a person to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years’ imprisonment. The Commission may recover the profits gained, or losses avoided, through insider trading, obtain a penalty of up to three times the illicit gain or avoided loss, and/or issue an order permanently barring any person engaging in insider trading from the securities industry. In addition, investors may sue seeking to recover damages for insider trading violations.

These Insider Trading Policies and Procedures are drafted broadly and will be applied and interpreted in a similar manner. Regardless of whether a federal inquiry occurs, Solar Capital views seriously any violation of these Insider Trading Policies and Procedures. Any violation constitutes grounds for disciplinary sanctions, including dismissal and/or referral to civil or governmental authorities for possible civil or criminal prosecution.

The law of insider trading is complex; a Supervised Person legitimately may be uncertain about the application of these Insider Trading Policies and Procedures in a particular circumstance. A question could forestall disciplinary action or complex legal problems. Supervised Persons should direct any questions relating to these Insider Trading Policies and Procedures to a Compliance Officer. A Supervised Person must also notify a Compliance Officer immediately if he or she knows or has reason to believe that a violation of these Insider Trading Policies and Procedures has occurred or is about to occur.

II.	STATEMENT OF FIRM POLICY

A. At all times, the interests of Solar Capital’s Clients must prevail over the individual’s interest.

B. Buying or selling Securities in the public markets on the basis of material, nonpublic information is prohibited. Similarly, buying and selling securities in a private transaction on the basis of material, nonpublic information is prohibited, except in the limited circumstance in which the information is obtained in connection with a private transaction with an issuer of securities, in which case the private transaction itself is permitted. A prohibited transaction would include purchasing or selling (i) for a Supervised Person’s own account or one in which the Supervised Person has direct or indirect influence or control, (ii) for a Client’s account, or (iii) for Adviser’s inventory account. If any Supervised Person is uncertain as to whether information is “material” or “nonpublic,” he or she should consult the Chief Compliance Officer.

C. Disclosing material, nonpublic information to inappropriate personnel, whether or not for consideration, i.e., “tipping,” is prohibited. Material, nonpublic information must be disseminated on a “need to know basis” only to appropriate personnel. This would include any confidential discussions between the issuer and personnel of Adviser. The Chief Compliance Officer should be consulted should a question arise as to who is privy to material, nonpublic information.

D. Assisting anyone transacting business on the basis of material, nonpublic information through a third party is prohibited.

E. In view of the Gabelli & Co./GAMCO Investments, Inc. SEC proceeding, it is clear that when a portfolio manager is in a position, due to his official duties at an issuer, to have access to inside information on a relatively continuous basis, self-reporting procedures are not adequate to detect and prevent insider trading. Accordingly, neither Adviser nor an Adviser employee may trade in any securities issued by any company of which any

Adviser employee is an employee or insider. All Supervised Persons must report to the Chief Compliance Officer or designee any affiliation or business relationship they may have with any issuer (a form of which is attached as Appendix VII thereto.)

F. Supervised Persons should understand that if Solar Capital becomes aware of material, nonpublic information about the issuer of the underlying securities, even if the particular Supervised Person in question does not himself or herself have such knowledge, or enters into certain transactions for clients, Solar Capital will not bear any losses resulting in personal accounts through the implementation of these Insider Trading Policies and Procedures.

G. It is Solar’s policy that Supervised Persons may purchase or sell Solar securities only during the “window period” that generally begins on the second business day after Solar publicly releases quarterly or annual financial results and extends until the 15th day of the last calendar month of the quarter in which the results are announced (or such shorter time that may be designated by the Chief Executive Officer of the BDC (“CEO”)or the Chief Operations Officer of the BDC (“COO”) and the CCO). However, the ability of a Supervised Person to engage in transactions in Solar securities during window periods is not automatic or absolute. Circumstances may prevent or delay the opening of the window period or cause the window period to be shortened. Further, no trades may be made even during a window period by an individual who possesses material, nonpublic information, other than in accordance with a previously approved Trading Plan.

Notwithstanding the foregoing, Supervised Persons may also purchase or sell Solar securities pursuant to a Trading Plan. As used herein, the term “Trading Plan” shall mean a pre-arranged trading plan adopted in accordance with and meeting all of the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, that has been approved by Solar’s Chief Compliance Officer. A Trading Plan may only be entered into, modified or terminated (i) prior to expiration by Supervised Persons at a time they would otherwise be permitted to purchase or sell Solar securities, and (ii) with the prior approval of Solar’s Chief Compliance Officer. Each Supervised Person shall be responsible for ensuring compliance with the requirements of Rule 10b5-1(c) with respect to any Trading Plan they may enter into, modify or terminate prior to expiration, notwithstanding the prior approval thereof by Solar’s Chief Compliance Officer.

In addition, the Adviser may, subject to regulatory restrictions, award Restricted Stock Units (“RSUs”) representing discretionary bonuses as part of an employee deferred compensation plan (the “award”) during a closed window period provided that (1) the Adviser, the CEO and the COO are not in possession of material non-public information (“MNPI”); (2) the award does not require a purchase of Solar securities on the open market but instead represents a transfer or potential transfer of Solar securities then held by the Adviser; and (3) the CCO approves the award in advance. To the extent an award represents non-discretionary compensation, the RSUs may only be awarded in open window periods at a time when the Adviser, the CEO and the COO are not in possession of MNPI.

H. The following reviews principles important to these Insider Trading Policies and Procedures:

1.	What is “Material” Information?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, information is material if its disclosure will have a substantial effect on the price of a company’s Securities. No simple “bright line” test exists to determine whether information is material; assessments of materiality involve highly fact-specific inquiries. However, if the information you have received is or could be a factor in your trading decision, you must assume that the information is material. Supervised Persons should direct any questions regarding the materiality of information to the Chief Compliance Officer or designee.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Material information may also relate to the market for a Security. Information about a significant order to purchase or sell Securities, in some contexts, may be deemed material; similarly, prepublication information regarding reports in the financial press may also be deemed material.

2.	What is “Nonpublic” Information?

Information is “nonpublic” until it has been disseminated broadly to investors in the marketplace. Tangible evidence of this dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the Commission or some other government agency, or available to the Dow Jones “tape” or The Wall Street Journal or some other general circulation publication, and after sufficient time has passed so that the information has been disseminated widely. If you believe that you have information concerning an issuer which gives you an advantage over other investors, the information is, in all likelihood, non-public.

I.	Identifying Inside Information.

Before executing any trade for oneself or others, including Clients, a Supervised Person must determine whether he or she has access to material, nonpublic information. If a Supervised Person believes he or she might have access to material, nonpublic information, he or she should:

5. Immediately alert the Chief Compliance Officer or designee, so that the applicable Security is placed on the Restricted List.

6. Not purchase or sell the Securities on his or her behalf or for others, including Clients (except in the limited circumstance in which the information is obtained in connection with a private transaction with an issuer of securities, in which case the private transaction itself is permitted).

7. Not communicate the information inside or outside of Adviser, other than to the Chief Compliance Officer or designee (or, in the limited circumstance of a private transaction with an issuer of securities, to Supervised Persons within Adviser involved in the transaction with a need to know the information).

The Chief Compliance Officer will review the issue, determine whether the information is material and nonpublic, and, if so, what action Adviser should take.

J.	Contacts With Public Companies; Tender Offers.

Contacts with public companies may represent part of Adviser’s research efforts and Adviser may make investment decisions on the basis of its conclusions formed through these contacts and analysis of publicly available information. Difficult legal issues may arise, however, when a Supervised Person, in the course of these contacts, becomes aware of material, nonpublic information. For example, a company’s Chief Financial Officer could prematurely disclose quarterly results, or an investor relations representative could make a selective disclosure of adverse news to certain investors. In these situations, Adviser must make a judgment about its further conduct. To protect oneself, Clients, and Adviser, a Supervised Person should immediately contact the Chief Compliance Officer if he or she believes he or she may have received material, nonpublic information.

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary movement in the price of the target company’s securities. Trading during this time is more likely to attract regulatory attention, and produces a disproportionate percentage of insider trading cases. Second, the Commission has adopted a rule expressly forbidding trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the company making the tender offer, the target company, or anyone acting on behalf of either. Supervised Persons must exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

III.	INSIDER TRADING PROCEDURES APPLICABLE TO ALL SUPERVISED PERSONS

The following procedures have been established to aid Supervised Persons in avoiding insider trading, and to aid Adviser in preventing, detecting and imposing sanctions against insider trading. Every Supervised Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If a Supervised Person has any questions about these procedures, he or she should consult the Chief Compliance Officer or designee.

A.	Responsibilities of Supervised Persons.

8. All Supervised Persons must make a diligent effort to ensure that a violation of these Insider Trading Policies and Procedures does not either intentionally or inadvertently occur. In this regard, all Supervised Persons are responsible for:

(a) Reading, understanding and consenting to comply with these Insider Trading Policies and Procedures. Supervised Persons will be required to sign an acknowledgment that they have read and understood the Compliance Manual and therefore their responsibilities under the Code;

(b) Ensuring that no trading occurs for their account, for any account over which they have direct or indirect influence or control or for any Client’s account in Securities for which they have material, nonpublic information (except in the limited circumstance in which the information is obtained in connection with a private transaction with an issuer of securities, in which case the private transaction itself is permitted);

(c) Not disclosing inside information obtained from any source whatsoever to inappropriate persons. Disclosure to family, friends or acquaintances will be grounds for immediate termination and/or referral to civil or governmental authorities for possible civil or criminal prosecution;

(d) Consulting the Chief Compliance Officer or designee when questions arise regarding insider trading or when potential violations of these Insider Trading Policies and Procedures are suspected;

(e) Ensuring that Adviser receives copies of confirmations and statements from both internal and external brokerage firms for accounts of Supervised Persons and members of the Immediate Family of such Supervised Persons sharing the same household;

(f) Advising the Chief Compliance Officer or designee of all outside business activities, directorships, or ownership of over 5% of the shares of a public company. No Supervised Person may engage in any outside business activities as employee, proprietor, partner, consultant, trustee officer or director without prior written consent of the Chief Compliance Officer, or a designee of the Chief Compliance Officer (a form of which is attached as Appendix VII thereto); and

(g) Being aware of, and monitoring, any Clients who are shareholders, directors, and/or senior officers of public companies. Any unusual activity including a purchase or sale of restricted stock must be brought to the attention of the Chief Compliance Officer or designee.

B.	Security.

In order to prevent accidental dissemination of material, nonpublic information, personnel must adhere to the following guidelines:

1. Inform management when unauthorized personnel enter the premises.

2. Lock doors at all times in areas that have confidential and secure files.

3. Refrain from discussing sensitive information in public areas.

4. Refrain from leaving confidential information on message devices.

5. Maintain control of sensitive documents, including handouts and copies, intended for internal dissemination only.

6. Ensure that faxes and e-mail messages containing sensitive information are properly sent, and confirm that the recipient has received the intended message.

7. Do not allow passwords to be given to unauthorized personnel.

IV.	SUPERVISORY PROCEDURES

Supervisory procedures can be divided into two classifications — prevention of insider trading and detection of insider trading.

A.	Prevention of Insider Trading

To detect insider trading, the Chief Compliance Officer or designee should:

1. Answer questions regarding Solar Capital’s policies and procedures;

2. Resolve issues of whether information received by an officer, director or employee of Solar Capital constitutes Inside Information and determine what action, if any, should be taken;

3. Review these Insider Trading Policies and Procedures on a regular basis and update them as necessary;

4. When it has been determined that a Supervised Person has Inside Information:

(a) Implement measures to prevent dissemination of such information other than to appropriate Supervised Persons on a “need to know” basis, and

(b) Not permit any Solar Capital employee to execute any transaction in any securities of the issuer in question (except in the limited circumstance in which the information is obtained in connection with a private transaction with an issuer of securities, in which case the private transaction itself is permitted);

1. Implement a program of periodic “reminder” notices regarding insider trading;

2. Confirm with each trader no less frequently than quarterly whether there are any issuers for whom Adviser has Inside Information; and

3. Compile and maintain the Restricted List of securities in which no Supervised Person may trade because Adviser as an entity is deemed to have Inside Information concerning the issuers of such securities and determine when to remove securities from the Restricted List.

B.	Detection of Insider Trading

To detect insider trading, the Chief Compliance Officer or designee should:

1. Review daily confirmations and quarterly trading activity reports filed by Supervised Persons; and

2. Promptly investigate all reports of any possible violations of these Insider Trading Policies and Procedures.

C.	Special Reports to Management

Promptly upon learning of a potential violation of Solar Capital’s Insider Trading Policies and Procedures, the Chief Compliance Officer or designee shall prepare a written report to management providing full details, which may include (1) the name of particular securities involved, if any, (2) the date(s) Solar Capital learned of the potential violation and began investigating; (3) the accounts and individuals involved; (4) actions taken as a result of the investigation, if any; and (5) recommendations for further action.

D.	General Reports to Management

At least yearly, the Chief Compliance Officer will prepare a written report to the management of Adviser setting forth some or all of the following:

1. A summary of existing procedures to detect and prevent insider trading;

2. A summary of changes in procedures made in the last year;

3. Full details of any investigation, whether internal or by a regulatory agency, since the last report regarding any suspected insider trading, the results of the investigation and a description of any changes in procedures promptly by any such investigation; and

4. An evaluation of the current procedures and a description of anticipated changes in procedures.